EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	CUSIP No.: 59018YT76	PRINCIPAL AMOUNT
No. 1		10,972 Units, $1,000 principal amount per Unit ($10,972,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTE, SERIES C

80% Principal Protected Declining Rate Notes Linked to the 10-Year

Constant Maturity Treasury Rate due December 17, 2009

(the “Notes”)

MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) per Unit on December 17, 2009 (the “Stated Maturity”) in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

Payment on the Stated Maturity

On the Stated Maturity, the Holder of this Global Note shall receive a cash payment per Unit equal to the Redemption Amount per Unit.

The “Redemption Amount” per Unit shall be determined by the Calculation Agent and shall equal:

(i)	If the Ending Rate (as defined below) is less than the Starting Rate (as defined below):

$1,000 + [40 x (Starting Rate – Ending Rate) x $1,000]

provided, however, that the Redemption Amount per Unit will not exceed $1,200 per Unit (the “Capped Value”); or

(ii)	If the Ending Rate is greater than or equal to the Starting Rate:

$1,000 + [8 x (Starting Rate – Ending Rate) x $1,000]

provided, however, the Redemption Amount per Unit will not be less than $800 per Unit.

The “Starting Rate” equals 2.69%.

The “Ending Rate” shall equal the 10-Year Constant Maturity Treasury Rate (the “CMT10 Rate”) published on the Federal Reserve H15 publication at approximately 5:00 p.m., New York City time, available on Bloomberg data services (“Bloomberg”) page H15T10Y, or any successor service or page displaying such rate, on the Valuation Date (as defined below). If the CMT10 Rate cannot be determined by reference to Bloomberg page H15T10Y at approximately 5:00 p.m., New York City time, such rate shall be determined by reference to Reuters page FRBCMT. If the CMT10 Rate cannot be determined by reference to Reuters page FRBCMT, such rate shall be determined in accordance with the procedures set forth in the Company’s MTN prospectus supplement, dated March 31, 2006 and filed on April 3, 2006, relating to the determination of the CMT10 Rate in the event of the unavailability of CMT Moneyline Telerate Page 7051.

The “Valuation Date” will be December 10, 2009, provided that, if December 10, 2009 is not a Business Day, then the Ending Rate will equal the CMT10 Rate on the next scheduled Business Day. If the second scheduled Business Day preceding the Stated Maturity is not a Business Day, then the CMT10 Rate shall be determined by the Calculation Agent (as defined below) (or, if not determinable, estimated by the Calculation Agent) in a manner which is considered commercially reasonable under the circumstances.

“Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

As used herein, the “Calculation Agent” is Merrill Lynch Capital Services, Inc. All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Payment of the Redemption Amount due on the Stated Maturity will be made in immediately available funds upon presentation and surrender of this Global Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York.

If the Stated Maturity falls on a day that is not a Business Day, the required payment of the Redemption Amount shall be made on the next succeeding Business Day and no interest shall accrue as a result of such delayed payment with respect to the payment for the period from and after the Stated Maturity to the date of such payment on the next succeeding Business Day.

General

All percentages resulting from any calculation on this Global Note shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or ..09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, designated as 80% Principal Protected Declining Rate Notes Linked to the 10-Year Constant Maturity Treasury Rate due December 17, 2009. The Notes are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holder of this Global Note and the terms upon which this Global Note is to be authenticated and delivered.

This Global Note is issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Global Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Global Note is not subject to any sinking fund.

In case an Event of Default with respect to this Global Note has occurred and is continuing, the amount payable to the Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Global Note, shall be equal to the Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate (as defined below), reset daily, to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1) the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2) if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3) if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4) if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount per Unit and interest on this Global Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and each Holder or beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as a debt instrument of the Company and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this characterization and tax treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization or tax treatment of the Notes.

The Indenture and this Global Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: December 17, 2008

Merrill Lynch & Co., Inc.

By:
John Thurlow Assistant Treasurer

[FACSIMILE OF SEAL]	Attest:

By:
Judith A. Witterschein Secretary
CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

The Bank of New York Mellon, as Trustee

By:
Authorized Officer

1

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                           attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.